                                                                   Exhibit 10.10

LES SERVICES D'AFFAIRES TELEGLOBE
TELEGLOBE BUSINESS SERVICES

                                                                       TELEGLOBE

Mr. Wilson Lee
Media Synergy Inc.
260 King Street East, Building C
Toronto, Ontario
M5A 1K3

July 7, 1999

Dear Mr. Lee,

Thank you for your request for quotation. Teleglobe Communications Services Inc. ("Teleglobe") is pleased to offer Media Synergy Inc. (the "Customer") the services herein (collectively the "Globeinternet Service"). Please acknowledge your acceptance of the content of this quotation (the "Quotation") and Globeinternet Terms and Conditions attached hereto by signing and initializing where indicated and returning them by fax to my attention at Teleglobe at (514) 868-7622. The fax transmission is for order confirmation only. Two copies of this Quotation together with the Globeinternet Terms and Conditions have been sent to you by post mail for signature. We will also be contacting you shortly to confirm your ready for service date as well as to finalize the technical details. Here below is the quotation:

         GLOBEINTERNET SALES QUOTATION FOR DEDICATED INTERNET ACCESS

         -        dedicated access to the global commercial Internet

         -        one hour of set-up support and procedural assistance

         -        secondary and / or primary DNS service

         - non-portable IP address numbers as immediately required and justified under current ARIN policy

         -        24x7 customer support with 800 support line

         - access to Usenet hierarchies: can, comp, misc, news, rec, sci, soc, talk and your regional hierarchy

         - Teleglobe's router is located at: 825 Milner Avenue, Scarborough, Ontario

         - The customer's router is located at: 825 Milner Avenue, Scarborough, Ontario

The current prices of the Globeinternet Services and related hardware are as follows:


ITEM          DESCRIPTION                                 QUANTITY        UNIT PRICE       PRICE/MONTH
1             Burstable 100 Mbps Internet Link            1                                Minimum $11,700.00*
2             Burstable 100 Mbps installation             1               $6000.00
3             10" X 11" sq. ft. co- location space        1               $35 sq. ft.      $3850.00
4             Additional co-location space                                $25 sq. ft

* Please refer to Burstable 100 Mbps Internet Access pricing annex for complete rate sheet.

The term for the Globeinternet Service is 12 months from the Service Date. All dedicated access charges are billed one month in advance. The first invoice is sent upon receipt of this Quotation signed by the Customer. Payment for all router products and peripherals must be made in advance of shipment. All applicable taxes are extra. Other terms and conditions of payment are as set forth in the Globeinternet Terms and

Conditions. This Quotation is subject to credit approval. Offer is valid for 30 days from the date of submission, and contingent upon a signed contract within 10 days thereafter and provisioning within 60 days after contract execution.

The Customer and Teleglobe hereby agree to be bound by all the terms and conditions of this Quotation (including the attached Globeinternet Terms and Conditions) by signing in the space provided below and initialing each page of the attached Globeinternet Terms and Conditions. The Quotation (including Globeinternet Terms and Conditions) are collectively hereinafter referred to as the "Agreement".


TELEGLOBE COMMUNICATIONS SERVICES INC.               MEDIA SYNERGY INC.
Signature /s/ Richard Gendron                      Signature /s/ Wilson Lee

Name of the authorized                             Name of the authorized
  signatory Richard Gendron                            signatory Wilson Lee
Title Vice President, Sales & Marketing            Title COO

    Teleglobe Business Services                    Date  Aug. 6, 1999
    Teleglobe Communication Services Inc.

Date

                                                                       TELEGLOBE


                   100Mb ETHERNET - BURSTABLE INTERNET ACCESS

GLOBEINTERNET STANDARD RATE SCHEDULE

For port-only, local burstable 100Mb Ethernet Internet access in Montreal, Toronto and Vancouver:


                   100Mb Ethernet - Burstable Internet Access

      Bandwidth Range               Installation           Price per Mbps
     0 - 10 Mbps                        $6000                     $1,170
     11 - 25 Mbps                       $6000                     $1,080
     26 - 45 Mbps                       $6000                     $1,020
     46 - 60 Mbps                       $6000                      $975
     61 - 80 Mbps                       $6000                      $940
     81 - 100 Mbps                      $6000                      $900


Notes:

1.       Prices are for a one year commitment.

2.       This pricing supersedes any previous standard pricing.

3.       Minimum monthly charge of $11,700.00 applies (0-10Mbps).

4. The above pricing includes Internet access port only. Local access circuit and CSU/DSU are not included in the above pricing.

5. Teleglobe's Burstable Option for Globeinternet access uses the "sustained usage" formula to determine the monthly access rate. At the end of each month of service, based on samples taken every 5 minutes, these samples are placed in ascending order and the 95th percentile is taken as the "sustained usage rate". For example, if the sustained usage rate for a given month is 6.0 Mbps (at the 95th percentile), the monthly price for that month is $11,700.00 per the rate chart above.


                           Customer initials:  /s/WL
                                               -----

                       GLOBEINTERNET TERMS AND CONDITIONS

1. DESCRIPTION OF SERVICE. The Services shall consist of the provision by TELEGLOBE of TCP/IP connectivity to the Internet, on a dedicated access basis world wide from TELEGLOBE's Internet router identified in the Quotation (the "Router"), using a local loop circuit between the Customer's premises and the Router, at the Kbps or Mbps speed specified in the Quotation. The Service will be generally available twenty- four
         (24) hours a day, seven (7) days a week from the date of completion of connection to the Router to provide connectivity to the Internet, the completion of which shall be confirmed by TELEGLOBE in writing to the Customer (the "Service Date"). The point of Interconnection with the Customer shall be the Customer's interconnection location identified by the Customer in the Quotation.

2. LOCAL LOOP FACILITIES. TELEGLOBE shall be responsible for ordering the local loop between the Customer's premises and the Router and will charge it back to the Customer.

3. DURATION. The Agreement shall enter into effect on the date of acceptance by TELEGLOBE of the Quotation, such acceptance being conditional upon credit acceptance by TELEGLOBE, and shall continue in effect for the duration of the term set forth in the Quotation (the "Initial Term"). It shall be renewed thereafter for the equivalent of the Initial Term unless and until terminated by either party giving the other not less than thirty (30) day notice in writing prior to the expiration of the Initial Term or any renewal thereof. The Initial Term shall commence on the Service Date.

4.       PRICING AND BILLING

         4.1 In consideration for TELEGLOBE providing the Service to the Customer, the Customer shall pay TELEGLOBE the monthly and one-time charges set forth in the Quotation (hereinafter collectively referred to as the "Charges"). The Charges are expressed in Canadian currency and all payments shall be made in Canadian dollars.

         4.2 TELEGLOBE shall render monthly Invoices to the Customer. Any invoiced amount shall be due and payable within thirty (30) days of the invoice's date. TELEGLOBE shall not be responsible for any fraudulent or unauthorized use of the Service.

         4.3 In the event that the Customer disputes any invoiced amount, the Customer shall provide TELEGLOBE with a reasonably detailed written statement on or before the date when payment is due. If the amount in dispute represents less than 5% of the total invoiced amount (excluding any applicable tax), the total invoiced amount shall be payable on the due date, as per the provisions of Article 4.2 herein. If the amount in dispute represents 5% or more of the total invoiced amount (excluding any applicable tax), the amount in dispute may be withheld by the Customer until the dispute is resolved whereas the non-disputed amount shall be payable on the due date, as per the provisions of Article 4.2 herein. The Customer and TELEGLOBE shall use their respective commercially reasonable efforts to resolve any dispute as expeditiously as possible and upon mutual agreement, an adjustment will be made on a subsequent invoice (either a credit shall be issued by TELEGLOBE or the withheld amount shall be paid by the Customer, along with interest as set forth below).

         4.4 All amounts due to TELEGLOBE by the Customer that are not paid when due shall accrue extended payment interest, to the extent permitted by applicable laws, at a fixed rate per annum equal to the National Bank of Canada's publicly announced rate for ninety (90) day commercial loans in Montreal in effect on the day following the due date, plus 2%. Such extended payment interest shall accrue from the day following the due date up to and including the date such payments is received by TELEGLOBE, and such amount will be included in a subsequent invoice to the Customer making late payment.

         4.5 If the Agreement is terminated for any reason, the Customer shall remain liable to pay invoices for payments arising under the Agreement covering the period ending on the effective date of termination.

         4.6 TELEGLOBE reserves the right at any time to require the Customer to issue a deposit, irrevocable letter of credit or other form of security acceptable to TELEGLOBE if the Customer's financial circumstances or payment history is or becomes unacceptable to TELEGLOBE. Upon TELEGLOBE's written request for a security, the Customer shall have three (3) business days to provide or implement such security and if the Customer fails to comply with such request within said period, TELEGLOBE shall be authorized to immediately suspend the Service and/or terminate this Agreement without further notice or demand.

         4.7 All charges due hereunder are exclusive of all applicable taxes, including sales taxes and product and services taxes and any other similar taxes imposed by any authority, government or government agency (except income

                            Please initial:  /s/WL
                                             -----
         tax attributable to TELEGLOBE), all of which shall be paid promptly by the Customer.

5.       FACILITIES

         5.1 TELEGLOBE shall use commercially reasonable efforts to maintain, or cause to be maintained, TELEGLOBE's facilities in sufficient working order to provide the Service to be furnished hereunder. Subject to the foregoing, the Service is provided exclusive of any warranties, express or implied, including warranties of merchantability or fitness for a particular purpose or warranty of uninterrupted service, all of which TELEGLOBE hereby specifically disclaims.

         5.2 TELEGLOBE's subcontractors, agents and employees may, at reasonable hours, enter premises on which Service is or is to be provided to install, inspect, repair and remove its facilities, to inspect and perform necessary maintenance in cases of network-affecting disruptions involving Customer-provided facilities. TELEGLOBE will provide the Customer with a reasonable advance notice when circumstances allow.

6.       EQUIPMENT

         6.1 TELEGLOBE may provide the Customer with such equipment (the "Equipment") to provide the Customer access to the Service at the Customer's premises. The Equipment shall be supplied and installed by TELEGLOBE or TELEGLOBE's subcontractors or agents. The Equipment shall be maintained and repaired only by Teleglobe or TELEGLOBE's subcontractors or agents.

         6.2 The Customer acknowledges that TELEGLOBE is the owner of all right, title and interest in the Equipment, or has obtained the right to make the Equipment available for use by the Customer from a third party. The Equipment will at all times remain the property of TELEGLOBE or such third party, as the case may be, regardless of the manner in which it is installed in or attached at the Customer's premises. The Customer shall be responsible for any loss or damage caused to the Equipment from any cause whatsoever, unless such loss or damage is due to the negligence of TELEGLOBE.

         6.3 The Customer shall not without TELEGLOBE's prior written consent, make any alteration, addition or correction to the Equipment, connect any of Customer's equipment to the Equipment, or permit access to the Equipment by any person not approved by TELEGLOBE.

         6.4 The Customer shall purchase all risk insurance coverage sufficient to protect the Equipment. The Customer shall name TELEGLOBE as an additional insured on any policy or policies obtained with respect to the Equipment and provide TELEGLOBE with a copy of such policies upon TELEGLOBE's request. Such insurance policy shall contain endorsements waiving any right of subrogation to any claim against TELEGLOBE and requiring thirty (30) days written notice from the insurer to TELEGLOBE before cancellation of or any change in such policy.

         6.5 TELEGLOBE's subcontractors, agents or employees may, at reasonable hours, enter the Customer's premises, to install, inspect, repair and remove the Equipment.

7.       LIMITATION OF LIABILITY

         7.1 Except as specifically provided hereunder, TELEGLOBE, its directors, officers, employees or agents, shall not be liable to the Customer for any loss or damage incurred by reason of or incidental to any delay in or interruption of the Service for any reason, or for any failure in or breakdown of facilities associated with the Service provided hereunder, whether those facilities are TELEGLOBE's facilities or those of any third party, or for any mistakes, omissions, delays, errors or defects in transmission occurring in the course of furnishing the Service.

         7.2 In no event will either party be liable to the other party for any indirect, special, incidental, or consequential losses or damages, including, without limitation, loss of revenue, loss of customers or clients, loss of goodwill or loss of profits, arising in any manner from this Agreement or the performance or non-performance of its obligations hereunder.

         7.3 The Customer agrees to Indemnify and to save TELEGLOBE, its directors, officers, employees and agents harmless from and against all claims arising from any deliberate or negligent acts or fault of, or improper or unlawful use of the Service by the Customer or those authorized by the Customer, which cause loss or damage to TELEGLOBE's equipment or property, or death or injury to personnel, or interfere with, or degrade facilities provided by TELEGLOBE, or disrupt the operation thereof.

         7.4 It is acknowledged by the Customer that TELEGLOBE does not operate or control the Internet in any way whatsoever, and that all merchandise, information, content and services offered or made available or accessible on the Internet are offered or made available or accessible by third parties with whom the Customer shall

                            Please initial:  /s/WL
                                             -----
         contact directly for such services. Consequently, TELEGLOBE offers no warranty, whether express or implied, and makes no representation with regard to any merchandise, information and services offered or made available or accessible on the Internet and TELEGLOBE shall not be liable for Customer's reliance on or use of such merchandise, information, content and services offered or make available or accessible on the Internet.

         7.5 TELEGLOBE does not restrict access to any destinations within the Internet network; however, Customer acknowledges that other Internet service providers may, from time to time, filter or restrict access to other destinations within the Internet network, and Customer agrees that TELEGLOBE shall have no liability for any such actions by such third party Internet service providers.

         7.6 In no event shall TELEGLOBE be liable for any loss, expense or damage (including without limitation, direct, indirect, and consequential damages) sustained by Customer in using the Service or in accessing the Internet.

8.       CUSTOMER'S USE

         8.1 The Customer undertakes to TELEGLOBE that the Service shall be used by it in a lawful and responsible manner.

         8.2 The customer undertakes to supply TELEGLOBE with all relevant technical information or specifications to enable the Service to be appropriately configured. The Customer further undertakes that the Service shall be utilized in such a way as to avoid any reduction in the overall performance of the Service or the causing of any interruption or interference with any other transmissions through or via the Service.

         8.3 TELEGLOBE reserves the right to cancel and/or temporarily suspend the Service if: (i) TELEGLOBE detects fraud problems on its network warranting the cancellation or interruption of the Service; or (ii) the Customer is engaging in activities which may potentially or actually cause disruption or damage to TELEGLOBE's network. TELEGLOBE shall use commercially reasonable efforts to provide the Customer with advance notice of such cancellation or interruption and in any case shall endeavor to provide written confirmation of such action within a reasonable time thereafter.

         8.4 The Customer shall be responsible for providing, at its own expense, the facilities located within its premises, at the entire exoneration of TELEGLOBE. Without limiting the generality of the foregoing, the Customer shall be solely responsible for the installation, operation and maintenance of any equipment or software required to access Internet.

         8.5 The Customer shall not use the Service for the purpose of resale.

9.       TERMINATION

         9.1 Without prejudice to any other rights of the parties hereunder, this Agreement may be terminated by the non defaulting party in accordance with applicable provisions hereof and/or on the occurrence of any of the following events; (i) Material breach of this Agreement (other than the default of payment by the Customer) after written notice thereof and failure of the breaching party to cure such breach within thirty (30) days of receipt of such notice; (ii) A final determination by any government entity having jurisdiction over the Service provided under the Agreement that the relationship of the parties and/or the Service provided hereunder are contrary to the then existing laws; or (iii) The adjudication of bankruptcy of either party under any bankruptcy or insolvency act, or the appointment of a receiver or any act or action constituting a general assignment by a party of its properties and interest for the benefit of its creditors.

         9.2 TELEGLOBE, without prejudice to its other rights hereunder or at law, may terminate this Agreement forthwith on duly notifying the Customer to that effect in the event that the Customer fails to make payment punctually by the due date.

10. ADVERTISING OR INFORMATION RELEASE AND CONFIDENTIALITY. Neither party shall disclose the existence of this Agreement or any related facts to any third party without the prior written consent to the other party. Each party shall maintain the confidentiality of all information or data of any nature ("Information") provided to it by the other party hereto for a period of two (2) years from the date of disclosure of the Information provided the Information contains a conspicuous marking identifying it as "Confidential" or "Proprietary". Each party shall use the same efforts (but in no case less than reasonable efforts) to protect Information it receives hereunder as it accords to its own Information. Despite any indication thereon, the above requirements shall not apply to information which (a) is already known to the receiving party at the time that it is disclosed; (b) is or becomes publicly known through no wrongful act of the receiving party; (c) is


                            Please initial:  /s/WL
                                             -----
         rightfully received from a third party without restriction on disclosure and without breach of this clause 10; (d) is independently developed by the receiving party; (e) is approved for release by written authorization of the disclosing party; (f) is furnished by the disclosing party to a third party without a similar restriction on disclosure. This clause 10 shall not prevent any disclosure of Information pursuant to a lawful order of court or agency with proper jurisdiction, provided that prior to making such disclosure, the receiving party shall use reasonable efforts to notify the disclosing party of this required disclosure. All Information provided by any party to the other hereunder shall be used solely for the purpose for which it is supplied. The provision by TELEGLOBE of the Service in no way grants to the Customer any title or ownership in intellectual property which may be included or embodied therein, it being understood that such intellectual property shall at all times remain the exclusive property of TELEGLOBE.

11.      MISCELLANEOUS

         11.1 No failure or omission by either party to carry out or observe any of the terms and conditions of this Agreement, except for payment obligations, shall give rise to any claim against the party in question or be deemed a breach of this Agreement if such failure or omission arises from an Act of God, or any other force majeure, an act of Government, or any other cause beyond the reasonable control of that party. No term or provision of this Agreement shall be deemed waived, and no breach or default shall be deemed excused, unless such waiver or consent is made in writing and signed by the party claimed to have waived or consented. No consent by any party to, or waiver of, a breach or default by the other, whether express or implied, shall constitute a consent to, waiver of, or excuse for any different or subsequent breach or default.

         11.2 This Agreement represents the final terms of understanding between the parties. The Agreement sets forth the terms and conditions upon which the activities of the parties as to matters set forthwith herein will be based and no negotiations, promises or discussions conducted prior to execution of the Agreement not specifically set forth herein shall be of any force or effect. This Agreement may only be modified, altered, supplemented, or amended or any covenant herein or default hereunder waived upon the execution and delivery of a written agreement signed by the parties. It is agreed by the parties that this Agreement shall be governed by and interpreted in accordance with the laws of the Province where the Customer has its legal address and the laws of Canada applicable therein. The Customer has agreed that this Agreement be drawn up in English. Le Client a consenti a ce que le present contrat soit redige en langue anglaise.

         11.3 The Customer shall not, without the prior written consent of TELEGLOBE, sell, assign, transfer or in any manner dispose of its rights or obligations under this Agreement. 11.4 The relationship between and among the parties hereto shall not be that of partners and shall be limited to the express provisions of this Agreement. Nothing herein shall be deemed to constitute a partnership or "societe de fait" between and among them, or to merge their assets or their fiscal or other liabilities or undertakings, nor shall it allow a party to act as a mandatory agent of the other party, except to the extent specifically permitted.

         11.5 If any term or provision of this Agreement is found to be illegal or unenforceable, then, notwithstanding such illegality or unenforceability, this Agreement shall remain in full force and effect and such term or provision shall be deemed to be deleted and shall be replaced, if possible, by a mutually acceptable provision which comes closest to the intention of the parties. The terms and provisions contained in this Agreement that by their sense and context are intended to survive the performance thereof or hereof by any or all parties shall so survive the completion of performance and termination of this Agreement, including, without limitation, the making of any and all payment due.

         11.6 Unless otherwise provided for in this Agreement, all notices, requests or other communications to be given under this Agreement shall be in writing, addressed to the parties at their respective addresses set forth in the Quotation. If any party wishes to alter the recipient or address to which communications are sent hereunder, it may do so by providing the name of the new recipient or a new address, in writing, to the other party.


                            Please initial:  /s/WL
                                             -----
                                                                         7 of 10

                                                                       TELEGLOBE

                              ACCEPTABLE USE POLICY


1. PURPOSE. The purpose of this Acceptable Use Policy (hereinafter the "Policy") is to protect Teleglobe and the users of Teleglobe's network from illegal or improper use of the Service.

2. MODIFICATION. Teleglobe reserves the right to modify this Policy at any time.

3. RESPONSIBILITY. The Customer shall ensure that its own customers and/or end-users abide by the terms and conditions of this Policy.

4. RIGHT TO TERMINATE THE AGREEMENT. Teleglobe may, in its absolute discretion, terminate this Agreement forthwith without further notice and without any liability to the Customer if Teleglobe discovers or is advised by anyone that the Customer engages in any activity which may constitute an abuse of the Service, including, without limitation, the following:

         4.1 Sending unsolicited electronic mail messages leading to complaints from any user of Teleglobe's network;

         4.2 "Mailbombing" which consists of sending massive quantities of unsolicited electronic mail messages to individual users of Teleglobe's network or individual business accounts using Teleglobe's network;

         4.3 Using any mechanism precluding a user from identifying the sender of an electronic mail message;

         4.4      Posting off-topic messages to one or several newsgroups;

         4.5 Using Teleglobe's network in a manner which would interfere with the use of the Service by other users of Teleglobe's network;

         4.6 Perform any activity that would cause a denial or blockage of the Service on Teleglobe's network.


                                                                         8 of 10

                                  GLOBEINTERNET

                             SERVICE LEVEL AGREEMENT



This Service Level Agreement ("SLA") shall form an integral part of the Agreement entered into between the Customer and TELEGLOBE for the Globeinternet Service.

1.       DEFINITIONS

         In this SLA, the following terms and expressions shall have the following meanings:

         1.1 "SERVICE UNAVAILABILITY" shall consist of the number of minutes that the Service is not available to the Customer due to a complete interruption of the Service caused by the failure or breakdown of TELEGLOBE's network excluding: (i) any Planned Interruption; (ii) any interruption caused by customer-provided equipment and the Router; (iii) any interruption of the local loop circuit between the Customer's premises and the Router and/or connection between customer-provided equipment, applications or facilities; (iv) any interruption caused by an act or omission of the Customer; or (v) any interruption caused by force majeure.

         1.2 "PLANNED INTERRUPTION" shall mean a complete interruption of the Service planned by TELEGLOBE for the purpose of performing maintenance and/or repair activities on its network;

         1.3 "NORTH AMERICAN LATENCY" shall mean the duration of the round-trip transmissions between the North American Hub Routers;

         1.4 "TRANSATLANTIC LATENCY" shall mean the duration of the round-trip transmissions between the Transatlantic Hub Routers;

         1.5 "NORTH AMERICAN HUB ROUTERS" shall mean the TELEGLOBE-designated inter-regional transit backbone routers in North America;

         1.6 "TRANSATLANTIC HUB ROUTERS" shall mean the TELEGLOBE-designated inter-regional transit backbone routers in North America and England.

2.       AVAILABILITY GUARANTEE

         2.1      The Service shall be available 99.95% of the time.

         2.2 For each cumulative hour of Service Unavailability exceeding 0.05% of the time in


                                                                         9 of 10
                  any calendar month, TELEGLOBE shall provide the Customer with a credit corresponding to 1/30th of the monthly charges applicable for this calendar month.

         2.3 No credit shall be allowed under Article 2.2 above unless TELEGLOBE has received a written request of credit from the Customer.

         2.4 The commencement and ending of any Service Unavailability shall be determined solely by TELEGLOBE.

3.       LATENCY GUARANTEE

         3.1 The North American Latency shall correspond to an average of 85 milliseconds or less.

         3.2 The Transatlantic Latency shall correspond to an average of 120 milliseconds or less.

         3.3 The North American Latency and the Transatlantic Latency shall be measured by TELEGLOBE by averaging sample measurements taken every thirty (30) minutes during a calendar month between the North American Hub Routers for the North American Latency and between the Transatlantic Hub Routers for the Transatlantic Latency.

         3.4      If the North American Latency exceeds 85 milliseconds in two
                  (2) consecutive calendar months, TELEGLOBE shall provide the Customer with a credit corresponding to 1/30th of the monthly charges applicable for the second month of the two (2) consecutive month period.

         3.5      If the Transatlantic Latency exceeds 120 milliseconds in two
                  (2) consecutive calendar months, TELEGLOBE shall provide the Customer with a credit corresponding to 1/30th of the monthly charges applicable for the second month of the two (2) consecutive month period.

         3.6 No credit shall be allowed under Articles 3.4 or 3.5 above for failure to meet the Latency Guarantee attributable to force majeure or any cause beyond TELEGLOBE's reasonable control.

4.       INSTALLATION GUARANTEE

         4.1 The Service shall be ready to be used by the Customer on the ready-for-service ("RFS") date promised by TELEGLOBE to the Customer. If TELEGLOBE fails to have the Service ready to be used by the RFS date, for reasons not attributable to force majeure or any of the Customer's act or omission, TELEGLOBE shall credit 50% of the installation charge applicable for the Service.


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